EXHIBIT 99.1

         SUBSIDIARIES OF WAUSAU-MOSINEE PAPER CORPORATION
                         January 20, 1998


 1.  Rhinelander Paper Company, Inc., a Wisconsin corporation

 2.  Wausau Papers Export Corporation, a Wisconsin corporation

 3.  Wausau Papers International, Inc., a U.S. Virgin Islands corporation

 4.  Wausau Papers of New Hampshire, Inc., a Delaware corporation

 5.  Wausau Papers Otis Mill Inc., a Delaware corporation

 6.  Mosinee Paper Corporation, a Wisconsin corporation

     Subsidiaries of Mosinee Paper Corporation:

          (a)  The Sorg Paper Company, an Ohio corporation

               (i)  The Middletown Hydraulic Company, an Ohio corporation

          (b) Dickson Forest Products, Inc.<dagger>, a South Dakota corporation

          (c) Mosinee Paper International, Inc., a U.S. Virgin Islands corporation

          (d)  Mosinee Holdings, Inc., a Wisconsin corporation

          (e)  Bay West Paper Corporation, a Wisconsin corporation

               <dagger>On January 11, 1986, substantially all the assets of
               Dickson Forest Products, Inc. were sold.